Exhibit 5

511 Union Street, Suite 2700	615.244.6380	main
P.O. Box 198966	615.244.6804	fax
Nashville, TN 37219-8966	wallerlaw.com

August 28, 2015

Capstone Turbine Corporation
21211 Nordhoff Street
Chatsworth, CA 91311

Re:                             Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Capstone Turbine Corporation, a Delaware corporation (the “Company”), in connection with the public offering by the Company of shares of the Company’s common stock, $0.001 par value per share, having an aggregate offering price of up to $30,000,000 (the “Shares”). The Shares have been registered pursuant to a Registration Statement on Form S-3 (File No. 333-203431) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and a related prospectus, dated June 23, 2015 (the “Prospectus”), as supplemented by a prospectus supplement, dated August 28, 2015 (the “Prospectus Supplement”). The Shares are to be issued pursuant to a Sales Agreement, dated August 28, 2015 (the “Sales Agreement”), by and between the Company and Cowen and Company, LLC.

In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary and appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms described in the Sales Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and further consent to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Waller Lansden Dortch & Davis, LLP